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                                 EXHIBIT 10.11F


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                           LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of March 30, 1999, by and between Laserscope ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated November 27, 1996, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of Five Million Dollars ($5,000,000). The Loan Agreement has been modified pursuant to, among other documents, a Loan Modification Agreement dated March 17, 1999, pursuant to, among other things, the Committed Line was decreased to Four Million Five Hundred Thousand Dollars ($4,500,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         A.       Modification(s) to Loan Agreement.

                  1. The following terms as defined in Section 1.1 entitled "Definitions" are hereby amended, incorporated or deleted into or from the Loan Agreement, to read as follows:

                           Item "(l)" under "Eligible Accounts": Accounts which are considered Eligible Insured Accounts.

                           "Eligible Insured Accounts" means the Net Invoice Value of Eligible Shipments as defined in the Insolvency Risk Insurance Policy.

                           "Eligible Foreign Accounts", together with any and all references thereto, is hereby deleted.

                           "Insolvency Risk Insurance Policy" is that certain Insolvency Risk Insurance agreement, dated March 26, 1999, by and between Borrower and The Insurance Company of the State of Pennsylvania as referenced as Exhibit E attached hereto.

                  2. Sub-section (a) of Section 2.1 entitled "Revolving Facility" is hereby amended in its entirety to read as follows:

                                    (a)      Subject to and upon the terms and
                           conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate outstanding amount not to exceed (i) the Committed Line or the Borrowing Base, whichever is less, minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section
                           2.1 may be repaid and reborrowed at any time during the term of this Agreement. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to the sum of (A) seventy-five percent (75%) of Eligible Accounts plus (B) either (i) eighty-five percent (85%) of Eligible Insured Accounts or (ii) seventy-five percent (75%) Eligible Insured Accounts plus interest and taxes.


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                  3.       The following paragraph is hereby incorporated into
                           Section 6.3 entitled "Financial Statements, Reports, Certificates":

                           Within twenty (20) days after the last day of each fiscal quarter, Borrower shall deliver to Bank copies of its quarterly reports which are due to The Insurance Company of the State of Pennsylvania pursuant to the Insolvency Risk Insurance Policy. In addition, Borrower shall deliver to Bank within twenty (20) days after the last day of each month evidence that Borrower's premium payments for the Insolvency Risk Insurance Policy are paid current and that such policy remains in effect.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank a fee in the amount of Two Thousand Five Hundred Dollars ($2,500) (the "Variance Fee") plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. COUNTERPARTS. This Loan Modification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Variance Fee.

         This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                  BANK:

LASERSCOPE                                 SILICON VALLEY BANK


By:      Dennis LaLumandiere               By:      Lois Fisher
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Name:    /s/Dennis LaLumandiere            Name:    /s/Lois Fisher
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Title:   Vice President, Finance and       Title:   Senior Vice President
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           Chief Financial Officer                    Life Science Practice
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